LETTER TO STOCKHOLDERS

To Our Stockholders,

We are pleased to report that our Company produced favorable financial results for 2009 when compared to the banking industry and our Mid-Atlantic peer group. Many of our peers and other competitors reported unprecedented losses in 2009, while we continued to produce sustained profitability and decent growth, despite the most difficult ongoing operating environment our Board of Directors and Management team has seen.

Financial Results

Net income available to common stockholders for 2009 was $5.397 million compared to $11.470 million in 2008. Diluted earnings per common share were $0.64 for 2009 compared to $1.37 for 2008. The Company's participation in the TARP program in 2009 resulted in lower net income available to common stockholders of $1.876 million or $0.22 per share. Our return on average assets was 0.48% and return on average stockholder's equity was 4.0% compared to 1.13% and 9.22%, respectively, for 2008.

The primary reasons for our net income decline in 2009 can be explained by examining two line items in the Company's income statement. Those two lines are: FDIC Insurance Premium expense and Provision for Credit Losses.

During 2009, the FDIC imposed a one-time special assessment on banks and increased overall premium rates. For Shore Bancshares, this special assessment and rate restructure, compounded by our continued deposit growth, resulted in an increase in FDIC insurance expense of $1.722 million for 2009. At the end of 2009, the FDIC decided to collect three years of insurance premiums in advance, rather than impose a second special assessment. This decision required us to re-characterize $5.424 million in liquid earning assets as prepaid expenses.

The second significant expense increase we realized in 2009 was the provision for credit losses. The Company recorded a provision for credit losses of $8.986 million compared to $3.337 million in 2008. The increased provision was in response to credit quality issues identified in the Company's ongoing credit review and monitoring policies. The Company recognized elevated losses and higher levels of problem loans in both the secured real estate and the commercial loan categories, as many individual borrowers and small businesses struggled with the receding economy and weak housing market.

Clearly, the underlying factors driving our need to significantly increase reserves for possible credit losses are all tied to the deterioration of regional economic conditions that began in 2008 and continued throughout 2009. However, our home markets on the Delmarva Peninsula have not been as hard hit as many other areas on the East Coast and we are cautiously optimistic that the strength and vitality of the areas covered by our footprint will continue to trend relatively favorably. Also on a more positive note, despite the overall declining yield on earning assets, the Company sequentially improved net interest income during the second, third and fourth quarters of 2009. Our net interest income for the year increased 3.7% totaling $41.4 million, producing a very respectable net interest margin for the year of 3.90%. In addition, excluding FDIC insurance, the Company held the growth of noninterest expenses to a modest increase of just $156 thousand. The Company produced strong balance sheet growth in 2009. Total assets increased 10.7%, totaling $1.157 billion. Total loans increased $28 million or 3.2% to $916.6 million, total deposits grew 17.2% to $990.9 million, and borrowings declined $39.1 million or 64.2% as we were able to principally fund the balance sheet growth via increased deposits.

Notably, in addition to strong retail deposit growth, one significant deposit relationship with the Promontory Interfinancial Network's IND program brought approximately $85 million in fully insured deposits to the Company. The liquidity provided by overall deposit growth of $145.6 million enabled the Company to pay down short and long term borrowings by $39.1 million, increase investment securities by $20.2 million and fed funds sold by $50.6 million, in addition to funding the aforementioned $28 million in loan growth.



W. Moorhead Vermilye
President and CEO



Christopher F. Spurry
Chairman of the Board

Banking and related services

During 2009, the Company completed the conversion of its core processing system to a new vendor. This was a complex process that began in 2008. The magnitude of this project cannot be overstated as it has required a company-wide effort that has touched every employee in some way. Retraining all bank employees consumed a huge amount of time and will be an ongoing process as we begin to utilize the full capabilities of the new system. As a result of the new processing platform, we should be substantially better equipped to compete with larger regional banks on more sophisticated product offerings.

During 2009, the Talbot Bank opened a new branch in Trappe, Maryland. The location had not been previously banked and was selected as it bridges the bank's existing Talbot County branches with the Dorchester County branch in Cambridge. We see growth potential for the Trappe area in the future, and in the meantime this service location is being operated at very low cost to the bank.

At the end of 2009, our banking subsidiary The Centreville National Bank of Maryland converted from a national bank charter to a Maryland state bank charter. This change was prompted by management's desire to have the same charters at each of our Maryland bank subsidiaries. In conjunction with this change, the bank was required to eliminate "National" from its name, and on December 31, 2009 its name officially became simply CNB. Management believes "CNB" allows the bank to retain local recognition while having a more marketable name as it expands into new locations and communities on the Delmarva Peninsula.

Insurance activities

Our insurance division continues to work through "soft" market conditions and experienced a decline in commission income of $959 thousand for the year. However, new business growth was strong during 2009; although premiums and resultant commissions were greatly affected by reduced customer sales volumes, employee payrolls, business downsizing and closures. We believe that our efforts to expand our customer base and strengthen existing relationships will contribute to significant increases in insurance revenues when the market returns to more normal operating conditions. The insurance division also continued to work on new producer development in 2009 as a foundation for sustainable future growth.

Strategic Initiatives

We continue to evaluate selected opportunities to expand our footprint on the Delmarva Peninsula and to grow our banking and insurance operations in order to further enhance stockholder value. Given the current economic and regulatory environments, it is a difficult challenge, but we believe the attractiveness of our franchise gives us a competitive advantage as a potential aggregator.

2010 expectations

We expect 2010 to be another challenging year, especially if the speed of our national and local economic recovery does not accelerate. Managing asset quality and increasing capital will remain our top priorities. Beyond that, we will strive to achieve modest loan growth, to improve our net interest margin, and to optimize the resulting returns to stockholders during 2010. We are committed to providing the very best products and exceptional levels of customer service in our markets, not only in our community banks, but also in our wealth management and insurance divisions. We expect to continue to demonstrate that we are the premier financial institution on the Delmarva Peninsula, and to continue to outperform our local competitors and regional peers.

Our Board of Directors, management team and employees thank you for your ongoing support and confidence.

Sincerely,

W. Moorhead Vermilye

Christopher F. Spurry


PRESENCE
STABILITY
STRENGTH
KNOWLEDGE